EXHIBIT 10.17

HSBC

PRIVATE & CONFIDENTIAL

TOR Minerals (M) Sdn Bhd

4 1/2 Miles Lahat Road

PO Box 383

30200 IPOH

08 November 2004

Dear Sirs

BANKING FACILITIES

We confirm having completed our review of your banking facilities and are pleased to advise that we are agreeable to renewing the under mentioned revised facilities for the purposes as stated for a further period, subject to the terms and conditions as outlined in the attached annexure

The facilities are subject to review at any time. and in any event by October 2005 to our customary, overriding right of repayment on demand; and to the requirements of Biro Maklumat Cek from time to time. We shall be obliged if you will note to send us two signed/certified copies of your next set of audited accounts (i.e. as at 31 December 2004) and that your holding company. TOR Minerals International, before that date.
FACILITIES	PRESENT LIMIT	PROPOSED LIMIT
Overdraft	RM 500,000.00	RM 500,000.00
Bank Guarantee Line	--	RM 300,000.00
Export Line of which	RM 8,000,000.00	RM 8,000,000.00	*
Pre/Post Shipment Finance - 120 days/	(RM 8,000,000.00)	(RM 8,000,000.00)	*
Bankers Acceptances (BAE) - 90 days/	--	(RM 8,000,000.00)	*
HSBC Amanah Accepted Bills - (IAE) - 90 days/	--	(RM 8,000,000.00)	*
Loan Against Export (LAE) #			#
Import Line of which	RM 500,000.00	RM 500,000.00	*
Bankers Acceptances (BAI) - 90 days/	--	(RM 500,000.00)	*
HSBC Amanah Accepted Bills - (IAP)	--	(RM 500,000.00)	*
Clean Imprt Loans (CIL) #			#
Total Gross Foreign Exchange	RM 22,500,000.00	RM 22,500,000.00	**
Control Limit (Equivalent Weighted Exchange Contract Limit)	(RM 4,500,000.00)	(RM 4,500,000.00)

*

Export Line interchangeable with Import Line but the total combined outstanding of Export Pre/Post Shipment Finance/BAE/IAE must not exceed RM/ 0 million and total combined outstanding of Import BAI/IAP must not exceed RM0.50 million respectively at any one time

**	Inclusive of mark-to-market losses incurred from time to time
#	Zero limit

PURPOSES
Overdraft	Working Capital
Bank Guarantee Line	For the issuance of miscellaneous guarantees in favour of relevant authorities and performance bonds to fuel oil suppliers
Export Line

To finance local/export sales
Bankers Acceptances (BAE)
To facilitate financing of exports/local sales of goods
HSBC Amanah .Accepted Bills-I (LAE)
To facilitate financing of exports/local sales of halal goods (related to your business other than capital investment goods) for up to 90 days
Loan Against Export (LAE)
The Loan Against Export (LAE) can only be _tilized for settlement of past due HSBC Amanah .Accepted Bills-i

Import Line

To finance purchases of raw materials/inventories. ,
Bankers Acceptances (BAT)
To facilitate financing of imports/local purchases of goods.
HSBC Amanah Accepted Bills-I (IAP)
To facilitate financing of imports/local purchases of halal goods (related to your business other than capital investment goods) for up to 90 days.
Clean Import Loans (CIL)
The Clean Import Loans (CIL) can only be _tilized for settlement of past due HSBC Amanah Accepted Bills-i

Foreign Exchange Contract	To fixed forward contracts covering bona fide trade transactions
The Bank reserves the right to cancel these facilities of not used, for the purposes granted

We wish to draw your attention to the attached terms and conditions witch require your understanding and acceptance to the arrangements made. ,

Please confirm that your total group borrowings comprising of your non-resident controlled holding companies' and subsidiaries' borrowings in Malavsia including those from us do not m aggregate exceed RM50.0 million (excluding short term trade financing facilities of less than 12 months [e.g. letters of credit, loan against import, bankers acceptances, ECR, bills discounting facilities], guarantees and foreign exchange line) at any one time in terms of ECM 8 of the Malaysian Exchange Control Regulations. In the event that you decide to negotiate or seek additional facilities from other financial institutions and or any other sources in Malaysia Which may lead to your borrowing exceeding RM50.0 million (excluding short torn trade financing facilities of less than 12 months [e.g. letter of credit, loan against import, bankers acceptances, ECR, bills discounting facilities], guarantees and foreign exchange lines) and/or change the method of computing your credit facilities. you arc required to inform this Bank and also obtain the necessary approval from the relevant authority

In terms of ECM 8 of the Malaysian Exchange Control Regulations, facilities extended to -%our company will continue to be subject to approval from Bank Negara Malaysia. and such approval for the existing facilities tin our books has been given in their letter dated 14JUN2000 Which is effective a until further notice.

The accountholder hereby agrees that the facilities hereunder arc subject to the requirements of the Biro Malkumat CA from time to time and that the Bank reserves the rig=ht to recall the facilities granted hereunder in the event the accountholders current account is closed b` any bank following the requirement of the Biro Maklumat CA notwithstanding that the accountholder's current account(s) With the Bank whether held solely or jointly with others has/have been conducted satisfactorily. ,

Please confirm that all your forward exchange transactions shall be trade-related. in compliance with Malavsian Exchange Control Regulations and supported by appropriate documentation Which may be required by the Bank prior to execution.

Please arrange for the authorised signatories of your company, in accordance with the Board Resolution to be given to the Bank to sigh and return to us this letter within 30 days from the date hereof, after winch date this offer will be deemed to have lapsed to signify your continued understanding and acceptance of the terms and conditions under which these facilities are granted.

Please also ensure that the attached list of securities is checked and the correctness confirmed together with the acceptance of this offer.

We are pleased to be of continued assistance to you and look forward to the development of a mutually beneficial and lasting relationship However; should you have any query, please do not hesitate to contact our Mr Lim Jit Foo at Telephone No 05-5226352

Yours faithfully

MARTIN ONG KIE HUNG

Martin Ong Kie Hung

Manager Commercial Banking Ipoh lips

HSBC.Malaysia - the world's local bank was recently voted Malaysia's "Best Foreign Bank" by Finance Asia and have also been named the "Best Bank Of The Year For Malaysia" by The Banker magazine, one of the highest accolades in the banking industry In addition, we received the Malaysian Prime Minister's, technologv award "Anugerah Perdana Teknologi Maklumat" for our innovative Cheque Scan manchine - the first bank to win this prestigious award.

We confirm our acceptance of the above facilities and that the Bank's agreement to provide us kith the abovementioned facilities will not contravene with the provisions of Section 62 of the Banking and Financial Institutions Act 1989 We accept that the Bank reserves the right to recall the facilities in the event that the facilities extended to us are not in compliance with the aforementioned section of the Act.

We confirm that all our forward foreign exchange transactions shall be trade-related and in compliance with Malaysian Exchange Control Regulations and supported by appropriate documentation which may be required by the Bank prior to execution.

We acknowledge that we are entering into each FEX transactions in reliance only upon our own judgment and in accordance with Section 7 of IFEMA terms.

We are agreeable that each party may electronically record all telephonic conversations and any such tape recordings may be submitted in evidence in any proceedings for any purpose relating to any FEX transaction.

We confirm that the Bank's agreement to provide us with the abovementioned facilities will not contravene the provision of ECM 8 of the Malaysian Exchange Control Regulations.

In the event that we decide to negotiate of seek additional facilities from other financial institutions and/or any other sources in Malaysia which :nay lead to our total borrowings exceeding RM50.0 million (excluding short term trade financing facilities of less than 12 months [e.g. letters of credit, loan against import, bankers acceptances, ECR, bills discounting facilities], guarantees and foreign exchange line) we shall inform you and also obtain the necessary approval from the relevant authority.

We further agreed that your Letter of Offer embodies in writing all the terms for the Banking Facilities to be granted to us and hereby confirm that any warranties, promises, representations, collateral agreements that may have been made or made to its, orally or otherwise by you ill the course of the pre-couraclual negotiations that have not now been included in your Letter of Offer shall hereafter be deemed by its to have lapsed and not legally binding upon you nor shall be raised by LIS as a clef once or to support any claim by us in any legal proceedings.

We also confirm that tile securities list attached to the letter of offer is correct.

In consideration of your agreeing to trade Laid pay oil maturity of the 1-ISBC Amanah Accepted Bills-i drawn on/accepted by you up to a maximum limit of RM8.0 million for IAE and 1010.511 mil for ]AP respectively against Lade bills drawn by its or drawn on its, we hereby make tile following undertaking and authorisations:

1.

It is hereby agreed that in the event a pledge is not for any reason whatsoever created or perfected as herein stated, we shall nevertheless, and we hereby unconditionally agrees to tile executed trade Financing General Agreement/General Security Agreement Relating to Goods be deemed to have created a charge over the Documents and the Goods, in favour of the Bank, and the provisions herein relating to a pledge shall apply, mutatis mutandis, to ,I charge.

2.

We hereby unconditionally agree that tile Bank shall not be detailed to have approved, ratified or accepted any act done by us in our capacity as agent of the Bank in the event tile Bank shall be of the opinion, which opinion still[ be final, that steel) act was done without proper authority and we shall indemnity tile Bank, its officers and employees against It in respect of all liabilities, claims, losses, costs (including on solicitor-client basis) anti damages of any kind which may be incurred by any of them and all actions or proceedings which may be brought by of against them in connection with the same or any matter :elated thereto.

3.

We herby unconditionally agree that the Rank shall not be liable or responsible for any misrepresentations made or frauds or other acts of similar nature committed by us or any of our officers, employees or agents in our or their capacity as agent of the Bank and we shall indemnify the Bank, its officers and employees against or in respect of all liabilities, claims, losses, costs (including on a solicitor-client basis) and damages of any kind which may be incurred by any of them and all actions or proceedings which may be brought by or against them in connection with the same or any matter related thereto.

Undertaking and authorisations of 1, 2 anti 3 of above arc deemed to be incorporated into tile conventional Trade Financing General Agreement/General Security Agreement Relating to Goods. Where its application to Islamic financing clauses in lire conventional Trade Financing General Agreement/General Security Agreement Relating to Goods that are contrary to Syariah does not apply.

4.

On the maturity date of each Amanah Accepted Bill drawn on/accepted by you, to debit our current account with the full amount of the selling price in respect of each such Amanah Accepted Bill, without any obligation on the Bank to give us notice of dishonour and without any reference to us If the credit balance in our current accountshall be insufficient to cover the amount of any matured Amanah .Accepted Bill drawn on/accepted by you, notwithstanding anything herein to the contrary, the Bank shall be entitled by notice in writing to us, to forthwith convert the amount of the selling price in respect of such matured Amanah Accepted Bill to be an amount outstanding as a principal sum under the Bankers Acceptance Facility ("Converted Sum"). Upon such conversion, the Converted Sum shall be deemed to form part of the principal sum outstanding under the Bankers Acceptance Facility and accordingly to be secured by the existing securities listed in this Letter of Offer

5.

In addition to our authorisations and undertakings contained in this Letter of Offer and without affecting any other provision contained in this Letter of Offer, we unconditionally authorise the Bank, in the Bank's absolute discretion, to debit our current account or any other account held with the Bank without any reference to us, with the aggregate of the amounts of the selling prices payable under the HSBC Amanah Accepted Bills-i Facility granted to us even before the respective maturity dates of such HSBC Amanah .Accepted Bills-i and any costs or expenses arising there from ("Aggregate Selling Prices") In such event if the credit balance in our current account shall be insufficient to cover the amount of the .Aggregate Selling Prices and notwithstanding anything to the contrary herein contained, the Bank shall be entitled by notice in writing to us, to forthwith convert the amount of the Aggregate Selling Prices to the amount outstanding as a principal sum under the Clean Import Loan or Loan Against Export Facility ("Converted Sum") whichever is applicable Upon such conversion, the Converted Sum shall be deemed to form part of the principal sum outstanding under the Clean Import Loan or Loan Against Export Facility and accordingly be secured by the existing securities listed in this Letter of Offer

6.

To dispose of the proceeds of the trade Bill(s) collected towards reimbursement of the HSBC Amanah Accepted Bills-i and to debit our account with any shortage however arising.

Either

(a) agree to sell debt(s) represented by the trade Bill(s) to you and further irrevocably authorise you to dispose of the proceeds there from towards reimbursement of the HSBC Amanah Accepted Bills-i; OR

(b) undertake to pay to you the full amount of the relevant selling price immediately upon your notifying us to do so and in this respect we further irrevocably authorise you to debit our account accordingly, in the event that proceeds of the relevant trade Bill shall not have been received by you on or before the maturity date of HSBC Amanah Accepted Bills-i

7.	To indemnify you against any amount outstanding in the event that you fail to recover all or any part of the selling price payable from time to time under the facility granted to us
8.	Notwithstanding the exercise of all or any of the above specifically authorised by us, you shall have the right to take legal action to recover any moneys due to you
9.	All terms and conditions as contained in the Bank's legal documentation shall continue to apply.

TOR MINERALS (M) SDN. BHD. (14387-W)

LEE HEE CHEW

Authorised Signatories and Company's Chop

Date Accepted : 23 November 2004

TERMS AND CONDTTIONS (ANNEXURE TO LETTER OF OFFER DATED 29 October 2004)

SECURITIY HELD
1.

An "all monies" debenture stamped for RMIO 0 million over all the fixed and floating assets of TOR Minerals (M) Sdn Bhd, that is to say a debenture to secure "all monies" in respect of general banking facilities owing from time to time including future advances, with an unlimited covenant to pay on the part of the company.

This debenture and registered charge to rank pari passu with same taken by RIM Bank Bhd (formerly known as Development & Commercial Bank Berhad)

2.

A collateral charge over IIS(D)KA 1376/75 and 1377/75 for Lot Nos 70808 and 70809 Mukim of Ulu Kinta in the name of TOR Minerals (M) Sdn Bird as the Chargor, that is to say a Charge to secure "all monies" in respect of general banking facilities owing from time to time including future advances, with an unlimited covenant to pay on the part of the Chargor

3.	Letter of Undertaking not to declare to pay- any dividend without the prior consent of the Bank
4.

Letter of Awareness from TOR Minerals International Inc (formerly known as Hitox Corporation of America) ,

The third-party security provider/guarantor shall undertake not to divest its shareholding or any part thereof in your company without first obtaining the Bank's consent

5.	General Security Agreement Relating To Goods dated 22 MAY 1991.
6.	Letter of Undertaking not to lend to related companies.
7.	Letter of Undertaking to upstamp the debenture whenever required by the Bank.
8.	Co-Lender's Agreement between RUB & HSBC. HSBC's RMIO 0 million rank part passu with RHB's RN115 0 million dated 25 April 1991
9.

Security Sharing Agreement between RUB Bank, HSBC Bank Maraysia Berhad,

RHB Labuan and HSBC Labuan.

If at any time the Bank shall consider that the security is insufficient you shall within 14 days from the date of a notice from the Bank provide such further security as the Bank shall require whether in cash or otherwise of such value and for such tenure as the Bank shall in its absolute discretion decide.

REPAYMENT:

In accordance with normal banking practice and notwithstanding anything to the contrary herein-contained and prior to the time for annual review these facilities are subject to our customary overriding right of repayment on demand and (but not limited to) the requirements of Biro Maklumat Cek from time to time.

TERMS IN RESPECT OF OVEDRAFT
INTEREST:

Interest will be charged by us at 1.25% per annum at daily rests above our Base Lending Rate (presently at 6.0% per annum). The effective rate is therefore presently at 7.25% per annum subject to fluctuations at our absolute discretion and payable monthly to the debit of your current account.

In the event the approved limit is exceeded, additional interest at the Bank's discretion will be charged and debited to your current account.

All interest due shall be capitalised and added for all purposes to the principal sum and shall bear interest at the relevant applicable rate notwithstanding any demand by the Bank and/or cessation of the banker and customer relationship for whatever reason.

For purposes of ascertaining whether the limit of the principal intended to be secured by the aforesaid security has been exceeded or not all accumulated and capitalised interest shall be deemed to be interest and not principal sum.

COMMITMENT FEE:	Under the Rules of the Association of Banks in Malaysia. a commitment fee of 1.0"N per annum will be levied on the unutilized portion of the overdraft facility.

TERMS IN RESPECT OF BANK GUARANTEE LINE
COMMISSION ON GUARANTEE

Commission of not less than 0.1% per month subject to a mimimum of RM100-00 shall be charged for the full liability period (inclusive of the Claim period) of the guarantee issued.

Where a Guarantee does not have a claim period, additional commission of not less than 0.1% per month ,hall he charged from the date of expiry to the date of return of the Guarantee or on receipt of notification from the beneficiary that the Bank is no longer liable under the Guarantee.

Commission shall be charged when a guarantee is issued and no refund is to be allowed under any condition whatsoever.

TERMS:
1.

All guarantees issued by us must bear an expiry date and we are at liberty to refuse to issue any particular guarantee if deemed expedient and the facility remains subject to our immediate right of settlement on demand as stated, in the terms of your Counter Indemnity in the event of any claims being made under the guarantee.

2.	Should any one of our guarantees be called up, we would immediately debit your account with the amount and you will arrange to have funds available for this purpose.
3.	This Guarantee facility is subject to our right to call for cash cover/cash margin on demand for prospective and continent liabilities under the guarantees/performance bonds issued/to be issued by us.

TERMS IN RESPECT OF IMPORT LINE AND EXPORT LINE
DC's OPENING CHARGES:	At the prevailing rates as imposed by the Association of Bank in Malaysia, currently at 0.1% for each month or part thereof (minimum RM50-00).
INTEREST ON EXPORT CREDIT REFINANCING:	At 1.0% above the prevailing rates as laid down from time to time (presently 2.50% per annum) The effective rate is therefore 3 50% per annum subject to fluctuations at our discretion.
ADDITIONAL INTEREST ON OVERDUE BILLS:

In the event of late payment of bills, additional interest on the amount overdue will be charged at additional 1 0% per annum over the prescribed interest rate, from the due date until date of payment.

All interest due shall be capitalised and added for all purposes to the principal sum and bear interest at the relevant applicable rate notwithstanding any demand by the Bank and/or cessation of the banker and customer relationship for whatever reason.

TERMS:	These facilities are subject to our right to call for cash cover/cash margin on demand for prospective and contingent liabilities under the documentary credits issued/to be issued by us.

TERMS AND CONDITIONS FOR BANKERS ACCEPTANCES
1.	Commission: Bankers Acceptances commission to be charged at 1 0%.
2.	Interest: Interest will be charged at a rate quoted by Bank for the respective tenures at the time of financing Quotations are obtainable upon request.
3.

Payment:

Notwithstanding any other provision herein contained, the Bank reserves the right at its absolute discretion to debit the full amount of each Bill on its maturity date to your current account without further reference to you.

4.

Enhanced Clause:

Sales proceeds of all Bankers Acceptances financed must be credited to your current account to meet payment of maturing Bankers Acceptances. Notwithstanding this, all Bankers Acceptances drawn must be paid on their respective maturity dates and if there is default in such payments, the matured Bankers Acceptance will be charged at

i) the maximum interest margin plus penalty (if any) prescribed by Bank Negara Malaysia from time to time, or

ii) the original discount rate plus a late payment fee of 1.0%; or

iii) the prevailing Bankers Acceptance discounting rate plus a late payment fee of 1.0% effective on the day the Bankers Acceptance goes into past due, or

iv) 1.0% per annum over our prevailing base lending rate plus a late payment fee of 1.50%, whichever is the highest, for the period overdue.

5.	Other Conditions: The minimum Bill size for each trade transactions shall be RM50,000 or such other amount as advised by Bank Negara Malaysia or any other statutory bodies.
6.

Variation of Terms:

Notwithstanding anything to the contrary contained herein. the Bank may at any time and in its absolute discretion without discharging in any way your liabilities hereunder and under the Security Documents, vary the terms herein including but not limited to the rate of interest, additional interest, commission, overdue interest, and other charges herein stated and the amount or form of the facilities granted so as to convert the existing facilities or cancel one or more facilities or create two or more from the facilities (provided always at the applicable rate of interest) and such variation etc shall take effect upon notice being given by the Bank to you.

TERMS AND CONDITIONS FOR HSBC AMANAH ACCEPTED BILLS-i
1.	Commission: HSBC Amanah Accepted Bills-i commission will be charged at 1.0%
2.	Margin of Profit: Margin of profit will be charged at a rate quoted by the Bank for the respective tenures at the time of financing. Quotations are obtainable upon request.
3.	Other Conditions: The minimum Bill size for each trade transactions shall be RM50,000 or such other amount as advised by Bank Negara Malaysia.
4.	Enhance Clause: Sales proceeds of all HSBC Amanah Accepted Bills-i financed must be credited to your current account to meet payment of maturing HSBC Amanah Accepted Bills-i
5.

Payment:

Notwithstanding any other provision herein contained, the Bank reserves the right at its absolute discretion to debit your current account with the full amount of the selling price in respect of each such Amanah Accepted Bill, without further reference to you

6.

Financing of Purchases/Imports:

Purchases/Imports will be financed based on Murabahah concept. Under this arrangement, you are appointed as the purchasing agent of the Bank. The required raw materials/trading goods would be purchased by you on behalf of the Bank. The Bank would then sell the raw materials/trading goods to you at a price, which will be inclusive of a profit margin and on deferred payment terms

7.

Financing of Sales/Exports:

Sales/Exports will be financed based on Bai Al-Dayn concept. Under this arrangement, you will sell your debt receivables to the Bank at a price to be agreed upon between both parties. The Bank's purchase price after deducting any charges payable to the Bank will be credited to your account

8.

Variation of Terms:

Notwithstanding anything to the contrary contained herein, the Bank may at any time and in its absolute discretion without affecting in any way your liabilities hereunder and under the Security Documents to vary and/or add to the terms herein by giving you notice in writing to that effect Provided Always that no such addition or variation shall have the effect of increasing the selling price or the commission rate or shortening the term of the Facility.

TERMS AND CONDITIONS FOR CLEAN IMPORT LOAN (CIL) AND/OR LOAN AGAINST EXPORT (LAE)
1.	Payment: All CIL and/or LAE drawn must be paid immediately.
2.

Overdue Interest:

In the event of non payment of CIL and/or LAE, the following overdue interest will be charged

i) The maximum interest margin prescribed by Bank Negara Malaysia plus penalty of 1 0% over our base lending rate, per annum, or

ii) The original discount rate plus penalty of 1.0%; or

iii) The prevailing AAB discounting rate over penalty of 1.0% effective on the day the AAB goes into past due ,

whichever is the highest, for the period overdue.

3.

Variation of Terms:

Notwithstanding anything to the contrary contained herein, the Bank may at any time and in its absolute discretion without discharging in any way your liabilities hereunder and under the Security Documents, vary the terms herein including but not limited to the rate of interest, additional interest, commission, overdue interest, and other charges herein stated and the amount or form of the facilities granted so as to convert the existing facilities or cancel one or more facilities or create two or more from the facilities (provided always that the variation or conversion shall be at the applicable rate of interest) and such variation etc. shall take effect upon notice being given by the Bank to you.

GENERAL TERMS AND CONDITIONS
1.

Utilisation:

The procedure for accepting or discounting Bankers Acceptances/HSBC Amanah Accepted Bills-i will be subject to the conditions and guidelines laid down from time to time by Bank Negara Malaysia or other statutory bodies

TERMS RELATING TO FOREIGN EXCHANGE (FORWARD CONTRACT) LINE
1.

The Bank reserves the right at its absolute discretion to decide whether or not any utilisation of the Risk Weighted Foreign Exchange Contract Line may be made and to specify conditions only upon compliance with which such utilisation maybe made.

2.

The amount and value of any and each utilisation of the Risk Weighted Forcian Exchange Contract Line or their aggregate amount and value for the purpose of calculating the amount of any available limit of the Risk Weighted Foreign Exchange Contract Line or call for cash cover shall be as calculated by the Bank, such calculation to be conclusive.

3.

We reserve our overriding right to call for cash cover on demand if in the Bank's view a negative foreign exchange position requires such cover, and/or to close out any or all contracts outstanding at any time, without further reference to you and to demand settlement of the balance due to us The right to call for cash cover shall be in addition to and without prejudice to any relevant rights contained in the English Law IFEMA.

4.

Contracts covering foreign exchange transactions (or other treasury transactions) are governed by the conditions appearing on the reverse of the standard contract form These contract forms should be checked upon receipt, and the copy signed and returned to the Bank within 14 calendar days from date of contract.

5.

In accordance with Malaysia Exchange Control Regulations the maturity date of the forward contract must not be later than 6 months after the intended date of export or 12 months after the intended date of import, or in all other cases not later than 12 months after the date the forward contract is entered into, failing which any extension of such contracts will have to be approved in writing by Bank Negara Malaysia. Where such approval is obtained, the Bank reserves the right at its absolute discretion to extend, cancel, reduce the amount of and/or otherwise to adjust the maturity date of the forward FEX contract including the right to charge the funding costs of all contracts so extended or rolled over at prevailing mark-to-market rates.

6.

All notices including the originals of contract confirmations for FEX transactions will be delivered by hand or sent by ordinary post, and all demands will be delivered by hand or sent by registered post (not being AR registered post) to you, in both cases to the address given herein or last known to the Bank and shall be deemed received if delivered by hand at the time of delivery, if collected by hand at the time of collection and if sent by post three (3) days after posting, thereof notwithstanding its subsequent return by the post office.

7.

All spot and/or forward foreign exchange contracts entered into between you and the Bank from time to time have been, are and shall be for genuine underlying trade transactions and not for speculative purposes. Upon request, you shall provide the Bank with documentary evidence of firm underlying commitments to support the spot and/or forward foreign exchange contracts. You acknowledge the Bank's right to cancel the spot and/or forward contracts immediately when the underlying contract covered by the spot and/or forward exchange contract does not materialise or if there is no documentary evidence or the trade is not genuine

Without prejudice to anything herein contained, the Bank also reserves the right (and without further reference to you) to

- reduce the amount of the spot and/or forward contract when the amount of receipt/payment of the underlying transaction is reduced to less than the amount of the spot and/or forward contract.

- adjust the maturity date of the spot and/or forward contract when the Bank is satisfied that the due or expected date of payment/receipt of the underlying transaction has changed provided always that the new maturity date does not exceed the period permitted under exchange control and other relevant rules/laws, and any differences arising therefrom shall be payable by you notwithstanding that the day originally stipulated for settlement may not have arrived, for which the Bank is hereby authorised to set-off from or debit and/or combine, consolidate any account(s) standing in your names) held at any Branches of the Bank.

8.

In the absence of an executed agreement governing foreign exchange contracts, the latest published English law IFEMA terms shall apply and each utilisation of the Risk Weighted Foreign Exchange Contract Line (whether or not the relevant IFEMA Document has been signed) shall be deemed to be subject to and shall be subject to the English Law IFEMA terms unless the relevant Confirmation/ contract specifies to the contrary. Spot and/or forward contracts are also governed by the conditions appearing on the reverse of the standard contract form.

In the event of any conflict between the terms of this facility letter, those of the English law IFEMA and the standard contract terms, the terms shall prevail in the following order

(a) the terms of the latest published English law IFEMA (a copy is available on request)

(b) the terms of this facility letter; and lastly

(c) the standard contract terms

EVENTS OF DEFAULT

If there are circumstances likely to lead to events of default among other things due to irregularities in your financial affairs or your inability to meet your indebtedness to us it is proposed that you contact us for an early appraisal of your commitment. The events of default are more comprehensively dealt with in the Charge/Debenture.

All sums due hereunder shall be repayable on demand in the event:
1.	you default in the payment of any instalments and/or interest or the conduct of your account has been unsatisfactory; or
2.	you fail to observe or perform any covenants herein; or
3.	a petition is presented or an order is made or resolution passed for your winding-up, dissolution or liquidation; or
4.	you commence a meeting for the purpose of making or proposing and/or enter into any arrangement with or for the benefit of your creditors; or
5.	a receiver or other similar officer is appointed of tire whole or any part of your assets or undertaking; or
6.	you shall cease or threaten to cease to carry on your business or to be unable to pay your debts or dispose or threaten to dispose of the whole or a substantial part of your undertaking or assets, or
7.

for any reason any guarantee or security given to us for the repayment of these loans shall be terminated or shall lapse for any reason whatsoever or if the guarantor shall be in default under the terms of such guarantee or dies or becomes of unsound mind or is wound up or commits any act of bankruptcy; or

8.

any of your other indebtedness to us or any third party or parties becomes capable in accordance with the relevant terms thereof of being declared due prematurely by reason of your default or your failure to make any payment in respect thereof on the due date for each payment or if due on demand when demanded or the security for such indebtedness becomes enforceable

9.

If, in the Bank's opinion, there is any change or threatened change in circumstances which would materially and adversely affect the Company's business or financial condition or the Company's ability to perform its obligations under this letter of offer or any other agreement with the Bank, including any change or threatened change in its shareholders or directors.

10.

If, by reason of and change after the date of this letter of offer in applicable law, regulation or regulatory requirements or, in the interpretation or application thereof of any governmental or other authority charged with the administration thereof it shall become unlawful for the Bank to comply with its obligations herein or to continue to make available the facilities.

11.	You breach any of the warranties/covenants contained herein and in the security documents.

COVENANT
1.	Utilisation of facilities granted must maintained at a level of not less than 50%.
2.	Trade debts due from the holding company/any related company must not more than RM6.0 million at the close of every financial year i.e. 31DEC.
3.	The company to maintain a gearing of not more than 150so long as the facilities remain.

GENERAL TERMS
1.

Availability of the Bank Guarantee Line is subject to all documentation/s required having been completed to the satisfaction of the Bank.

If documentation/s required is not perfected for any reason whatsoever within a period of 3 months from the date of acceptance of this Letter of Offer, the Bank reserves the right at its absolute discretion to withdraw the facilities offered without further reference to you.

2.

Notwithstanding anything to the contrary contained herein, the Bank may at any time and in its absolute discretion without discharging in any way your liabilities hereunder and under the Security Documents to vary the terms herein including but not limited to the rate of interest, additional interest, commission overdue interest, and other charges herein stated, and the amount or form of the facilities granted so as to convert the existing facilities or cancel one or more facilities or create two or more from the facilities (provided always at the applicable rate of interest) and such as variation etc shall take effect upon notice being given by the Bank to you

3.

In compliance with Bank Negara Malaysia's directive, it is a term and condition of this offer that if the credit facilities are not drawn down after a period of three months from completion of documentation, and upon failure on your pan to deliver your advice to the Bank in writing within 30 days from the expiry of the aforementioned three month period that the facilities are still required, the Bank shall have the right to withdraw the facilities offered without further reference to you.

4.

Any utilisation or drawdown hereunder shall be subject to the further condition precedent that, both at the time of the request for and at the time of the making of each disbursement all conditions herein contained have been fulfilled and no default has occurred and is continuing or would result from the proposed disbursement.

5.

Unless otherwise provided, a notice/demand by- the Bank hereunder or under the terms of this Letter of Offer may be served by registered post (not being AR Registered post) and shall be deemed to have been duly served on the third day following the day of posting if addressed to you at your last known address notwithstanding its subsequent return by the post office.

6.

All legal expenses and all other charges and disbursements (including stamp duty and the Bank's solicitors' fees on a solicitor and client basis) incurred in connection with or incidental to the preparation and execution of the security documents and in the recovery of the abovementioned facilities and enforcement of security shall be payable by you and if remaining unpaid shall be debited without further notice to your current account or a disbursement/suspense account opened by the Bank for the purpose.

7.

The property charged to us is to be insured against fire and other relevant risks for their full market value or replacement cost, whichever is the higher, with an insurance company acceptable to us with our interests as chargees noted therein for so long as the facilities exist. The original copy of the policy(ies) and all future policy together with the premium receipt are to be forwarded to us upon issuance thereof.

Interest in all existing and future insurance policies must be vested in the name of the Bank.

Should you default in taking the aforementioned policy(ies), it shall be lawful but not obligatory upon the Bank to take up such policy(ies). All charges incurred shall he debited to your current account or to a disbursement/suspense account opened by the Bank for the purpose.

8.

The assets (i.e building, plant and machinery, stocks etc) over which you have created the aforementioned Debenture/Charge are to be adequately insured against fire and other relevant risks for their full value or replacement costs whichever is the higher with our interests as chargees noted therein for as long as the facilities exist. The original copy of this policy and all future policies together with the premium receipts are to be forwarded to us before the expiry date.

9.

The Bank or its representatives shall be entitled to inspect and value the aforementioned property at least once every year and the costs in connection therewith will be debited to your current account or to another account opened by the Bank for the purpose

Without prejudice to anything contained herein, the Bank may at its absolute discretion vary the amount of the facilities if the value of the property charged as shown in the valuation report is less than the amount of the facilities, or any of your representations and warranties whether contained herein or otherwise shall be found to be untrue or incorrect.

10.

Inspection and valuation of the abovementioned property will be conducted at least once in every two years by us or by a firm of approved appraisers. The costs in connection therewith will be for your account.

11.

The Bank further reserves the right to immediately recall the facilities granted herein if any of your other indebtedness to the Bank or to any third party or parties becomes capable in accordance with the relevant terms thereof of being declared due prematurely by reason of a default or your failure to make any payment in respect thereof on the due date of each payment or if due on demand when demanded or the security for such indebtedness becomes enforceable.

12.

If the effect of any, or a change in any, law or regulation is to increase the cost to us of advancing, maintaining or funding these facilities or to reduce the effective return to us, we reserve the right to require payment on demand of such amounts as we consider necessary to compensate us therefore.

13.	The facilities granted do not contravene Section 62 of the Banking and Financial Institutions Act (BAFIA) 1989.
14.

Other terms and conditions as contained in the Bank's legal or security documentation/s shall apply in addition to any other terms and conditions that our solicitors will think fit to impose when formalising such documentation/s on our behalf

15.

A certificate signed by an officer of the Bank as to any amount(s) payable hereunder shall be conclusive evidence save for manifest error.

The facilities shall be binding and for the benefit of our successors and assignees whether these facilities are now or in the future provided by us, our successors or assignees or any other patty on our behalf, but you may not assign your rights or obligations hereunder.

You have authorised us in our absolute discretion without further reference or notice to you to apply any credit balance you may from time to time have in account(s) held with us in reduction of any surn then due to us.

The Bank may at its absolute discretion at any time and without further notice to you combine, consolidate or merge all or any of your accounts with any liabilities to the Bank and may set off or transfer any Burn outstanding to the credit of any such accounts at any branch of the Bank anywhere and in any currency exchanges as are appropriate to implement such set-of, in or towards the satisfaction of any of your liabilities to the Bank under the facilities.

Time is of the essence of the contract but no failure or delay on our part to exercise any power, right or remedy hereunder shall operate as a waiver thereof nor shall any single or any partial exercise or waiver of any such power, right or remedy preclude its further exercise or the exercise of any power, right or remedy. The powers. rights and remedies hereby provided are cumulative and not exclusive of any powers, rights or remedies provided by law.

16.

Subject to the provision of the security documents (where applicable), if any amount received or recovered in respect of your liabilities hereunder or any part thereof is less than the amount then due, the Bank shall apply that amount to principal, interest, profit, fees or any other amount then due and payable hereunder in such proportions and order of priority and generally in such manner as the Bank may determine.

17.

The Bank shall charge at its absolute discretion, fees as follows:

Administration Fee of RM1,000-00 per deal;

Temporary Arrangement Fee of RM1200-00 per deal;

Transaction Fee of RMI1,000-00 per deal;

Facility Amendment Fees of RM1,000-00 per deal;

Renewal/Review Fees of RM1,000-00 per deal;

Customer-initiated Facility Restructuring/Adjustment Fee of RM1,000-00 per deal;

These charges shall be paid before any of the facilities are utilised and if remaining unpaid shall be debited without further notice to your current/disbursement/other account whether or not opened by the Bank for the purpose. Notwithstanding the payment of these charges, the Bank reserves the absolute discretion whether to grant or otherwise any facility; amendment, renewal/review, restructuring/adjustment of facility and/or temporary excess or temporary drawing against uncleared effects, as the case may be.

18.

If any one or more provisions of this Letter of Offer or any part thereof shall be declared or adjudged to be illegal, invalid or unenforceable under any applicable law such, illegality invalidity or unenforceability shall not vitiate any other provisions hereof which shall remain in full force, validity and effect

DOCUMENTS REQUIRED
1.	A suitable Board of Directors' Resolution authorizing:
a.	the negotiation and acceptance of the aforementioned revised facilities, security arrangement and the terms and conditions laid down in this letter of offer;
b.

the provision of a list of directors authorised to sign and accept on behalf of the company the letter of offer and such other documents as the Bank may deem necessary and proper in connection therewith;

c.	the execution of all relevant security documents in accordance with your Memorandum and Articles of Association;
d.	the provision of a cash cover/cash margin, on demand by the Bank, in respect of the Bank's contingent liabilities under the guarantee/performance bonds issued/to be issued by the Bank.
e.	the provision of a cash cover/cash margin, on demand by the Bank, in respect of the Bank's contingent liabilities under the documentary credits issued/to be issued by the Bank.
2.	Submission of your audited accounts FYE31DEC2004 and that your holding company, TOR Minerals International within 6 months from close of financial year-end.

You hereby irrevocably agree that any information related to the facilities, the conduct of same and any related information on your accounts or otherwise may be used, stored, disclosed, transferred, compiled, matched, obtained and/or exchanged by the Bank from time to time as it may consider necessary to, from or with any person as the Bank may consider necessary including without limitation any member of the HSBC Group, any service provider or third party for any and all purposes in connection herewith and/or the provision of products, services and advances to you in relation hereto, to any bureaus or agencies established or to be established by Bank Negara Malaysia (including the Central Credit Reference Information System - "CCRIS") or by other authorities, the Association of Banks in Malaysia, to any (prospective or otherwise) guarantors and/or security providers and to any authorised depository agent.

All information given by the Bank to any of the abovementioned persons and any persons having access to the information under CCRIS (collectively referred to as "Users") is provided in good faith and for information purposes only and that whilst every care has been taken in compiling, collating or producing the information, the Bank and its officers shall not in any event be liable for any claim, loss, damage or liability howsoever arising (including direct or indirect, special, incidental, consequential or punitive damages or loss of profits or savings) to you or to any other persons whatsoever for the accuracy, completeness or authenticity of its contents or for the consequences of any reliance which may be placed on the information whether caused by any technical, hardware or software failure of any kind, interruption, error, omission, delay, viruses, act of God, act of war, strikes, industrial action or otherwise Information given is strictly confidential by the Users

Information given is kept strictly confidential by the recipients of information It is a term of the credit facilities granted to you that information regarding the facilities. the conduct of same and any related information on your accounts or otherwise will be given to the abovementioned named recipients for their use only

TOR MINERALS (M) SDN. BHD. (14387-W)

LEE HEE CHEW

Authorised Signatories and Company's Chop

Date Accepted : 23 November 2004